EX.99(p)

BMO Asset Management Corp.

115 South LaSalle Street

Chicago, Illinois 60603

BMO Lloyd George Frontier Markets Equity Fund	December 6, 2013
111 East Kilbourn Avenue, Suite 200
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We are writing with regard to our purchase of 10,000 shares of beneficial interest of the shares (the “Shares”) of the BMO Lloyd George Frontier Markets Equity Fund (the “Trust”) at a purchase price of $10.00 per share pursuant to a private offering prior to the effectiveness of the registration statement filed by the Trust on Form N-2 under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”).

The Shares were purchased pursuant to Section 14 of the 1940 Act to serve as the seed money for the Trust prior to the commencement of the public offering of its shares. This is to advise you that these Shares were purchased for investment purposes only and that we have no present intention of redeeming or reselling the Shares so acquired.

Sincerely,

/s/ Timothy M. Bonin

Name: Timothy M. Bonin

Title: Vice President